Launch update: 42.2% Appreciation (2018-2025) Inbox ×

M

Masterworks <notification@masterworks.com>
to me

Hello Sam,

We've just launched a brand new Ernie Barnes painting, available now for $322,000. Here are some details to consider:

- **42.2% annualized appreciation** on similar paintings ('18–'25)
- **3 out of 10 top records** are for basketball paintings, with differences in scale and period
- **20.3% total net return on previous exit** in December '23. Past performance not indicative of future returns.

Fun fact: this painting is based on a real basketball game! It depicts the 1990 NCAA championship game between the UNLV Runnin' Rebels and the Duke Blue Devils.



Our Offering



NCAA Championship

Invest here and view offering circular below.

Speak With An Adviser

Want to learn more about how this offering can fit into your portfolio? Chat with a representative from Masterworks Advisers today.

CALL ME

Thanks,

The Masterworks Team

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MASTERWORKS

www.masterworks.com
1 World Trade Center, 57th Floor, New York, NY 10007